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                                                                   EXHIBIT 10.12

                                  NOVELL, INC.

                     STEWART G. NELSON EMPLOYMENT AGREEMENT

        This Agreement is entered into as of this first day of November, 2000, (the "Effective Date") by and between Novell, Inc. (the "Company"), and Stewart
G. Nelson ("Executive").

        1. Duties and Scope of Employment.

                (a) Position and Duties. As of the Effective Date, Executive will serve as Executive Vice President of the Company ("EVP"). Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as shall reasonably be assigned to him by the Company's Chief Executive Officer (the "CEO") and/or as are contemplated by the Company's bylaws. The period of Executive's employment under this Agreement is referred to herein as the "Employment Term."

                (b) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board of Directors of the Company.

        2. At-Will Employment. The parties agree that Executive's employment with the Company will be "at-will" employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment status with the Company. If the Executive's employment with the Company or a successor entity terminates for any reason, the Executive shall not be entitled to any severance payments, benefits, or compensation other than as provided by this Agreement.

        3. Place of Employment. The Executive's services shall be performed at the Company's principal executive offices in Provo, Utah. The parties acknowledge, however, that the Executive will be required to travel frequently in connection with the performance of his duties hereunder.

        4. Compensation.

                (a) Base Salary. "Base Salary" shall mean the Executive's gross annual base salary, exclusive of bonuses, commissions, and other incentive pay. For all services to be rendered by the Executive pursuant to this Agreement, the Company agrees to pay the Executive during the Employment Period a Base Salary at an annual rate of not less than Five Hundred Thousand Dollars ($500,000). The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices. The Company agrees to review the



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Base Salary at least annually consistent with the Company's normal practice
(beginning in 2001) and to make such increases therein as the Company's Board of Directors may approve.

                (b) Target Bonus. "Target Bonus" shall mean the annual percentage of Executive's Base Salary, which is available as a potential bonus. Beginning with the Company's 2001 fiscal year and for each fiscal year thereafter during the Employment Period, the Executive will be eligible to receive a Target Bonus of up to 75% of the Executive's Base Salary for such fiscal year based upon the achievement of certain financial and other criteria to be agreed upon by the Executive and the Company's Board of Directors including revenue and profitability targets and other organizational milestones. On or before the fifteenth day of each quarter, the Executive shall prepare and submit for the Board of Directors' approval, a management bonus program that will include the terms and conditions of the Executive's Bonus opportunity for such quarter.

                The Bonus payable hereunder shall be payable quarterly in accordance with the Company's normal practices and policies and shall be determined with respect to the first three quarters of each fiscal year on the basis of unaudited quarterly financial statements and, with respect to the fourth quarter, on the basis of audited financial statements. The earned Bonus shall be paid within 60 days after such statements have been finally delivered to the Company's Board of Directors or as otherwise agreed by said Board of Directors and the Executive.

                (c) Additional Restricted Stock On November 1, 2000, Executive shall be granted the right to purchase 100,000 shares of the Company's Common Stock (the "Additional Restricted Stock") at a price per share equal to ten cents ($.10). Executive shall have thirty (30) days in which to purchase the shares. Subject to accelerated vesting as provided elsewhere in this Agreement, the Additional Restricted Stock shall vest with respect to forty percent (40%) of the shares originally purchased on the first anniversary of the date of grant, and as to thirty percent (30%) of the shares yearly thereafter, so that the shares will be fully vested three (3) years from the date of grant, subject to Executive's continued service to the Company on the relevant vesting dates. This purchase is subject to Executive entering into the Company's form of Restricted Stock Purchase Agreement which provides the Company with the right to purchase unvested shares at the original purchase price in the event of Executive's termination of employment and other standard terms and conditions. In the event that there is an inconsistency between the Company's form of Restricted Stock Purchase Agreement and this Agreement, this Agreement shall supersede the Company's form of Restricted Stock Purchase Agreement.

                (d) 5. Employee Benefits. During the Employment Period, the Executive shall be entitled to participate in employee benefit plans or programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.



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        6. Vacation. Executive will be entitled to paid vacation in accordance with the Company's vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

        7. Expenses. The Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by the Executive during the Employment Period (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that the Executive shall properly account for such expenses in accordance with Company policies and procedures. The parties agree that for purposes of this paragraph, the Executive's air travel shall be coach class domestically and business class internationally.

        8. Other Activities. The Executive shall devote substantially all of his working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement, except for vacations, holidays and sickness. However, the Executive may devote a reasonable amount of his time to civic, community, or charitable activities and, with the prior written approval of the Board of Directors, to serve as a director of other corporations and to other types of business or public activities not expressly mentioned in this paragraph.

        9. Severance. Executive shall be eligible for the following severance benefits:

                (a) Definitions:

                        (i) Cause. For all purposes under this Agreement, "Cause" shall mean (A) Executive's continued violations of Executive's obligations which are demonstrably willful or deliberate on Executive's part after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company's belief that Executive has not substantially performed his or her duties, (B) Executive's engagement in willful misconduct which is injurious to the Company or its affiliates, (C) Executive's commission of a felony, an act of fraud against or the misappropriation of property belonging to the Company or its affiliates, (D) Executive's breaching, in any material respect, the terms of any confidentiality or proprietary information agreement between Executive and the Company, or (E) Executive's commission of a material violation of the Company's standards of employee conduct.

                        (ii) Change in Control. A "Change in Control" shall be deemed to have occurred: (A) upon the date of the close of any transaction in which the Company sells or otherwise disposes of all or substantially all of its assets; or (B) upon the date of the close of a merger transaction or consolidation of Company with any other entity or entities, provided that the shareholders of the Company, as a group, do not hold, immediately after such event, at least 50% of the voting power of the surviving or successor entity or entities; or (C) if any person or entity, including any "person" as such



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        term is used in Section 13(d)(3) of the Securities Exchange Act of 1934,
        as amended (the "Exchange Act"), becomes the "beneficial owner" (as defined in the "Exchange Act") of Common Stock of the Company representing 50% or more of the combined voting power of the voting securities of the Company (exclusive of persons who are now officers or directors of the Company);

                        (iii) Involuntary Termination Other than for Cause and Not Following a Change in Control. "Involuntary Termination Other than for Cause and Not Following a Change in Control" shall mean (A) without the Executive's express written consent, a reduction in Executive's job title, (B) without the Executive's express written consent a substantial reduction in Executive's duties, authority and responsibilities compared to Executive's duties, authority and responsibilities immediately prior to such reduction or the removal of the Executive from such position and responsibilities, unless the Executive is provided with a comparable position (i.e., a position of equal or greater organization level, duties, authority, compensation and status; (C) without the Executive's express written consent, a substantial reduction in the Executive's Base Salary and/or Target Bonus potential of greater than twenty percent (20%) compared to the Executive's Base Salary and/or Target Bonus potential in effect immediately prior to such reduction and/or which is not part of an overall reduction in compensation also applied to other senior executives of the Company as a result of decreased business performance by the Company or one of its business units; (D) without the Executive's express written consent, the relocation of the Executive to a facility or a location more than thirty-five (35) miles from the Executive's then present location; (E) any purported termination of the Executive by the Company that is not effected for Disability or Cause or any purported termination for which the grounds relied upon are not valid; or (F) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in paragraph 16. Notwithstanding the foregoing, the Company shall have thirty (30) days following receipt by the Company's general counsel from the Executive of the written notice required under paragraph 21 herein to cure any of the above described circumstances.

                        (iv) Involuntary Termination Following a Change in Control. "Involuntary Termination Following a Change in Control" shall mean as a result of a Change in Control, within two (2) months prior to or twenty-four (24) months following such Change in Control: (A) without the Executive's express written consent, a substantial change or reduction of the Executive's duties, position or responsibilities, or the removal of the Executive from such position and responsibilities, unless the Executive is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); (B) without the Executive's express written consent, a substantial reduction in the Executive's Base Salary and/or Target Bonus potential of greater than twenty percent (20%) compared to the Executive's Base Salary and/or Target Bonus potential in effect immediately prior to such reduction and/or which is not part of an overall reduction in compensation also applied to other senior executives of the Company as a result of decreased business performance by the Company or one of its business units without the Executive's express written consent, (C) the relocation of the Executive to a facility or a location more than



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        thirty-five (35) miles from the Executive's then present location; (D)
        any purported termination of the Executive by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or (E) the failure of the Company to obtain the assumption of this Agreement by any successor contemplated by paragraph 16 in the event of a Change in Control. Notwithstanding the foregoing, the Company shall have thirty (30) days following receipt by the Company's General Counsel from the Executive of the written notice required under paragraph 21 herein to cure any of the above described circumstances.

                (b) Benefits Upon Involuntary Termination Other than for Cause and Not Following a Change in Control or Upon Involuntary Termination Following a Change in Control. If Executive's employment with the Company terminates as the result of an Involuntary Termination Other than for Cause and Not Following a Change in Control or an Involuntary Termination Following a Change in Control, the Executive shall be entitled to receive the following benefits.

                        (i) Restricted Stock Vesting. All Restricted Stock, including but not limited to the Additional Restricted Stock, shall become one hundred percent (100%) vested and the Company shall have no repurchase right as to the number of shares of Restricted Stock that would have vested on the next anniversary of the Restricted Stock grant date;

                        (ii) Severance Payment. Executive shall receive a cash payment of three (3) times the sum of the Executive's Base Salary and Executive's Target Bonus potential at the time of the Executive's Involuntary Termination Other than for Cause. Any such Severance Payment shall be paid in cash by the Company to the Executive in no more than six (6) equal monthly installments. Notwithstanding the foregoing, the Company may pay the Severance Payment in a single, lump sum payment in lieu of monthly installments.

                        (iii) Stock Option Vesting. With respect to any Company stock options held by the Executive as of the date of any Involuntary Termination Following a Change of Control or as of the date of any Involuntary Termination Other than for Cause and Not Following a Change in Control, the Company shall accelerate the vesting of that portion of the Executive's stock options, if any, which would have vested within two (2) years after the date of the Executive's Involuntary Termination Other than for Cause and Not Following a Change in Control or Involuntary Termination Following a Change in Control, such options to remain exercisable, notwithstanding anything in any other agreement governing such options, for a period of one (1) year after such Involuntary Termination Other than for Cause and Not Following a Change in Control or Involuntary Termination Following a Change in Control, but in no event later than the expiration of such options as set forth in the option agreement(s).

                        (iv) COBRA Benefits. "COBRA" as used herein shall mean the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended. Executive shall receive a lump sum payment in an amount equal to the cost of COBRA continuation for a period of not less than thirty-six (36) months.



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        10. Voluntary Termination; Termination for Cause. If Executive's
employment with the Company terminates voluntarily by Executive or for Cause by the Company, then (i) Executive is not eligible for any benefits under this Agreement (except as to amounts already earned and/or stock options already vested at that time), and (ii) Executive will not be eligible for any severance benefits under any severance arrangement or plan of the Company.

        11. Termination of Participation in Senior Management Severance Plan. Executive acknowledges and agrees that pursuant to Article III.C.(iii) of the Novell, Inc. Senior Management Severance Plan (the "Plan"), he is ineligible to receive any benefits under the Plan and his participation in the Plan will terminate upon his execution of this Agreement. Executive acknowledges and agrees that he is not due any benefits under the Plan, except as provided herein.

        12. Disability; Death. If Executive's employment terminates by reason of the Executive's death, or by reason of Executive's Disability, then Executive shall not be entitled to receive the Severance Payment set forth in paragraph 9(b)(ii) herein. In the event that Executive's employment with the Company terminates because of Executive's death or Disability, Executive shall be entitled only to the following benefits under this Agreement: (A) with respect to any Company stock options held by the Executive as of the Executive's termination date, the Company shall accelerate the vesting of that portion of the Executive's stock options, if any, which would have vested within one (1) year after the Executive's death and/or disability, such options to remain exercisable, notwithstanding anything in any other agreement governing such options, for a period of one (1) year after such death and/or disability, but in no event later than the expiration of such options as set forth in the option agreement(s); and (B) with respect to any shares of Company Restricted Stock held by the Executive, including the Additional Restricted Stock, that are, on the date of Executive's death and/or disability, subject to the Company's repurchase right upon termination of the Executive's employment, the Company shall waive such repurchase right as to the number of shares of Restricted Stock that would have vested on the next vesting date following the date of Executive's death and/or disability. For purposes of this Agreement, "Disability" shall mean that Executive has been unable to perform his duties as an Executive as the result of incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive's legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty
(30) days' written notice by the Company of its intention to terminate Executive's employment. In the event that Executive resumes the performance of substantially all of his duties before the termination of Executive's employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

        13. Proprietary Information. During the Employment Period and thereafter, Executive shall not, without the prior written consent of the Company's Board of Directors, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company or any of its affiliates or subsidiaries) any confidential information or proprietary data of the Company. As an express condition of the Executive's employment with the Company, the Executive agrees to execute confidentiality



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agreements as requested by the Company, including but not limited to the
Company's standard Intellectual Property Agreement (the "Confidentiality Agreement"), which is attached hereto as Exhibit A and incorporated herein by reference.

        14. Non-Competition and Non-Solicitation.

                (a) Non-Competition. Executive acknowledges that the nature of the Company's business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the twelve (12) months following the termination of Executive's employment, in any geographic area in which the Executive has done business on behalf of the Company, it would cause substantial and irreparable harm to the Company. Thus, to protect the Company's goodwill, trade secrets and confidential information, Executive agrees and acknowledges that Executive will not directly or indirectly engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in or participation in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company or is a customer of the Company. For this purpose, ownership of no more than one-half of one percent (.5%) of the outstanding voting stock of a publicly traded corporation shall not constitute a violation of this provision.

                (b) Non-Solicitation. During the twelve (12) months after the termination of Executive's employment with the Company for any reason, Executive agrees and acknowledges that Executive will not either directly or indirectly solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of the Company or cause an employee to leave his or her employment either for Executive or for any other entity or person.

                (c) Understanding of Covenants. Executive represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and
(ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants, and (iii) agrees that the length of time, scope and geographic coverage of these covenants are reasonable and are necessary to protect the interests of the Company.

        15. Right to Advice of Counsel. The Executive acknowledges that he has consulted with counsel and/or tax advisors and is fully aware of his rights and obligations under this Agreement. The Company agrees to pay any and all reasonable fees and costs associated with such consultation incurred through the date the Agreement is executed by Executive and Company.

        16. Successors. The Company will make reasonable efforts to negotiate with any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption agreement prior to: (i) the effectiveness of any such succession; and/or (ii) within three (3) business days subsequent to the close of any transactions in which the Company sells or disposes of all or substantially all of its assets; and/or (iii) within three (3) business days



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subsequent to the close of a merger transaction, shall entitle the Executive to the benefits described in paragraph 9(b) of this Agreement, subject to the terms and conditions therein.

        17. Assignment. This Agreement and all rights under this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the written consent of the other (which consent will not be unreasonably withheld), assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity; except that the Company may assign this Agreement to any of its affiliates or wholly-owned subsidiaries, provided, that such assignment will not relieve the Company of its obligations hereunder. If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

        18. Absence of Conflict. The Executive represents and warrants that his employment by the Company as described herein shall not conflict with and will not be constrained by any prior employment or consulting agreement or relationship.

        19. Notices.

                (a) General. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery, or, if earlier, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

        If to the Executive:        Stewart G. Nelson
                                    155 North Pfeifferhorn Drive
                                    Alpine, Utah   84004 and

                                    Workman, Nydegger & Seeley
                                    60 East South Temple, Suite 1000
                                    Salt Lake City, Utah 84111

                                    Attention:  Larry R. Laycock

        If to the Company:          Josephine T. Parry
                                    General Counsel
                                    Novell, Inc.
                                    1800 South Novell Place
                                    Provo, Utah 84606



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or to such other address or to the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph.

        20. Notice of Termination by the Company. Any termination by the Company of Executive's employment with the company shall be communicated by a notice of termination to Executive at least fourteen (14) days prior to the date of such termination (or at least thirty (30) days prior to the date of termination by reason of Executive's Disability). Such notice shall indicate the specific termination provision or provision in this Agreement relied upon (if any), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the indicated provisions, and shall specify the termination date.

        21. Notice by Executive of Involuntary Termination Other than for Cause and Not Following a Change in Control or Involuntary Termination Following a Change in Control. In the event that the Executive determines that an Involuntary Termination Other than for Cause and Not Following a Change in Control or an Involuntary Termination Following a Change in Control has occurred, the Executive shall give written notice to the Company that such Involuntary Termination Other than for Cause and Not Following a Change in Control or Involuntary Termination Following a Change in Control has occurred. Such notice shall be delivered by the Executive to the Company within ninety
(90) days following the date on which such Involuntary Termination Other than for Cause and Not Following a Change in Control or Involuntary Termination Following a Change in Control occurred, shall indicate the specific provision or provisions in this Agreement upon which the Executive relied to make such determination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such determination. The failure by the Executive to include in the notice a fact or circumstance which contributes to a showing of Involuntary Termination Other than for Cause and Not Following a Change in Control or Involuntary Termination Following a Change in Control shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing Executive's rights hereunder.

        22. Waiver. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

        23. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        24. Integration. This Agreement, together with the Restricted Stock Purchase Agreement and the Intellectual Property Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of



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any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

        25. Headings. The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

        26. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of Utah. Executive hereby consents to the exclusive and personal jurisdiction of the state and federal courts of Utah.

        27. Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

        28. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes so long as such withholding is reasonable and consistent with the Company's normal practices.

        29. Golden Parachute Excise Tax and Non-Deductibility Limitations. In the event that a payment or benefit received or to be received by the Executive could result in all or a portion of such payment to be subject to the excise tax under Section 4999 of the Code ("Code" shall mean the Internal Revenue Code of 1986, as amended), then the Executive's payment shall be either (i) the full payment, or (ii) such lesser amount which would result in no portion of the payment being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. All determinations required to be made hereunder shall be made by Ernst & Young or any other nationally recognized accounting firm that is the Company's outside auditor at the time of such determination (the "Accounting Firm"). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determination to the Company and the Executive. Notice must be given to the Accounting Firm within fifteen (15) business days after an event entitling the Executive to a payment under this Plan. For purposes of making a calculation required by this Article, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the applications of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination hereunder. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this Article.

        30. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to,



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and has carefully read the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

        IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.


COMPANY:

NOVELL, INC.


By:   /s/Eric Schmidt                   Date: 11/13/00
   ---------------------------------         -----------------------------------

Title:  CEO
      ------------------------------

EXECUTIVE:


/s/Stewart Nelson                       Date:11/13/00
-------------------------------------        -----------------------------------
STEWART G. NELSON



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